UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
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[SCUDDER logo]

Distributor

Scudder Distributors, Inc.

Investment Manager

Deutsche Investment Management

Americas, Inc.

222 South Riverside Plaza

Chicago, IL 60606-5808

Phone (800) 621-1048

www.scudder.com

April, 2005

Dear Scudder Focus Value Plus Growth Fund Shareholder:

Recently, you received a Prospectus/ Proxy Statement regarding the proposed merger of Scudder Focus Value Plus Growth Fund with Scudder Growth and Income Fund. If approved by shareholders, this merger will take place May 2, 2005 or shortly thereafter.

Enclosed is a prospectus supplement for Scudder Growth and Income Fund that reflects a change in the portfolio management team for the fund.

Portfolio managers Gregory Adams and Andrew Brudenell are leaving Deutsche Asset Management (DeAM) to pursue other opportunities. Replacing Gregory and Andrew, respectively, as lead portfolio manager and manager of Scudder Growth and Income Fund, will be Theresa Gusman and Greg Sivin. Both bring a wealth of industry experience to the fund and we are pleased to welcome them aboard.

Nothing will change with Scudder Growth and Income Fund’s investment objective. It will continue to seek long-term growth of capital, current income and growth of income, while actively seeking to reduce downside risk as compared with other growth and income funds.

What will change is the process that the portfolio management team will use when selecting the stocks in which Scudder Growth and Income Fund invests. Using criteria specifically designed for the fund by the advisor, as well as the fund’s investment parameters and risk management considerations, a quantitative model will compile the top U.S. equity research recommendations from the advisor’s U.S. equity analysts into a proposed list of stocks for the portfolio and will suggest appropriate weightings for each stock. The portfolio management team will make adjustments where necessary to the stocks and weightings for each stock in the portfolio and buy and sell securities in accordance with the model’s recommendations.

Please remember that Scudder Growth and Income Fund is subject to stock market risk, meaning stocks in the fund may decline in value for extended periods of time due to the activities and financial prospects of individual companies, or due to general market and economic conditions. Please read the fund’s prospectus for specific information regarding its risk profile.

VIEW A PROSPECTUS

To obtain a prospectus, contact your financial advisor, download one from www.scudder.com or call Shareholder Services at (800) 621-1048. We advise you to carefully consider the product’s objectives, risks, charges and expenses before investing. The prospectus contains this and other important information about the investment product. Please read the prospectus carefully before you invest.

We look forward to serving all of your investment needs for many years to come.

Sincerely,

Scudder Distributors, Inc.

Scudder Investments is part of Deutsche Asset Management, which is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Asset Management Inc., Deutsche Asset Management Investment Services Ltd., Deutsche Investment Management Americas Inc. and Scudder Trust Company.

NOT FDIC/NCUA INSURED. MAY LOSE VALUE NO BANK GUARANTEE. NOT A DEPOSIT NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

37653 (4/05) FV+G RETAILFUND

SCUDDER INVESTMENTS

Scudder Growth and Income Fund

Scudder Retirement Fund — Series VI

Scudder Retirement Fund — Series VII

Scudder Target 2010 Fund

Scudder Target 2011 Fund

Scudder Target 2012 Fund

Scudder Target 2013 Fund

Scudder Target 2014 Fund

Supplement to the currently effective prospectuses of each of the listed funds

————————————————————————————————————————

The following information replaces similar disclosure for each of the above funds in “The portfolio managers” section of the prospectuses:

The following people handle the day-to-day management of each fund:

Theresa Gusman

Managing Director of Deutsche Asset

Management and Lead Portfolio Manager of the funds.

•    Joined Deutsche Asset Management in 1995 and the funds in 2005.

•    Head of equity research for Americas; head of global equity research team for materials: New York.

•   Over 21 years of investment industry experience.

•   B.A., State University of New York at Stony Brook.

Gregory Y. Sivin, CFA

Vice President of Deutsche Asset

Management and Portfolio Manager of the funds.

•   Joined Deutsche Asset Management in 2000 and the funds in 2005.

•   Head of the equity portfolio analytics team for active equity: New York.

•   Previously, six years of experience as senior associate/quantitative analyst of small cap research for Prudential Securities, group coordinator/research analyst in the investment banking division for Goldman Sachs & Co. and senior actuarial assistant in the commercial property group for Insurance Services Office.

•   B.S., State University of New York at Stony Brook.

The following information replaces paragraphs 2-7 for Scudder Growth and Income Fund only in “The Fund’s Main Investment Strategy” section of the prospectuses:

The fund seeks to bring together the top US equity research recommendations of the advisor into a single portfolio. In managing the fund, each of the advisor’s US equity analysts individually assigns qualitative ratings to stocks under their coverage using bottom-up analysis and looking for companies with strong prospects for continued growth of capital and earnings. Using criteria specifically designed for the fund by the advisor, as well as the investment parameters of the fund and risk management considerations, a quantitative model compiles these research analyst ratings into a proposed list of stocks for the fund’s portfolio and suggests appropriate weightings for each stock.

Making adjustments where necessary, the managers buy and sell securities in accordance with the model’s, and hence the research analysts’, recommendations. In addition to the risk management criteria inherent in the portfolio construction process, the managers use analytical tools to monitor the risk profile of the portfolio relative to comparable funds, and appropriate benchmarks and peer groups.

Please Retain This Supplement for Future Reference

April 1, 2005